Exhibit 10.35
Second Amendment to Employment Agreement

This Second Amendment to Employment Agreement (this “Amendment”), is made and entered into on March 11, 2026, by and among Karat Packaging Inc., a Delaware corporation (the “Company”) and Jian Guo (the “Executive”). All capitalized terms used in this Amendment and not defined herein shall have the meanings set forth in the Agreement, as amended by this Amendment.

WHEREAS, the Parties entered into that certain Employment Agreement, effective February 1, 2022, where the Executive was employed by the Company as its Chief Financial Officer, as amended by that certain amendment, dated March 12, 2024 (as amended, the “Agreement”); and

WHEREAS, effective as of the signing date of this Amendment (the “Amendment Effective Date”), the Company intends to continue to employ the Executive as Chief Financial Officer, and the Executive desires the same.

NOW THEREFORE, in consideration of the promises and mutual covenants and agreements contained herein, the adequacy of all of which consideration is hereby acknowledged, the parties hereby agree to the following amendments to the Agreement:

1.            Section 1(e) Term. is hereby deleted in its entirety and amended and restated as follows:

The Executive’s employment as the Company’s Chief Financial Officer shall continue on the Effective Date and end at 11:59 p.m. on March 23, 2026 (the “Initial Term Expiration Date”), subject to earlier termination as provided in Section 5 of the Agreement; provided, that, commencing on the Initial Term Expiration Date, and on each anniversary thereafter (each, an “Extension Date”). This Agreement shall be deemed to be automatically extended on the Extension Date, upon the same terms and conditions, unless those conditions are otherwise changed by the Company, for successive periods of one year, unless either party provides written notice of its intention not to extend the term of the Agreement at least 60 days' prior to the applicable Extension Date, provided that the quarterly earnings call for the then-current fiscal quarter is completed prior to the Termination Date as defined in Section 5. The Company reserves the right to change existing conditions or impose new conditions on this Agreement at any time, provided that those terms comply with applicable federal and state law. Despite the use of the word "term" and any automatic renewal described in this Section 1(e), your employment with the Company is at will, and the Company expressly reserves the right to terminate your employment at any time, with or without notice, and with or without cause.

IN WITNESS WHEREOF, the Parties have duly executed this Amendment on the date last written below.

/s/ Jian Guo	/s/ Alan Yu
Jian Guo	Alan Yu
Chief Executive Officer
Karat Packaging Inc.

Date: March 11, 2026	Date: March 11, 2026